Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 127	(212) 355-4449 ext. 103
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FISCAL THIRD QUARTER 2012 FINANCIAL RESULTS

OCC® Achieves Increases in Net Sales, Gross Profit and Net Income

ROANOKE, VA, September 10, 2012 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its fiscal third quarter ended July 31, 2012. The Company achieved significant increases in net sales, gross profit and net income for both the quarter and year-to-date periods, compared to the same periods in fiscal year 2011.

OCC’s increased sales and strong operating leverage resulted in net income attributable to OCC during the third quarter of fiscal 2012 of almost ten times that of the same period in 2011 and net income attributable to OCC for the year-to-date period in 2012 of more than five times that of the same period in 2011.

Third Quarter 2012 Financial Results

OCC’s consolidated net sales increased 17.2% to $22.0 million for the third quarter of fiscal 2012, compared to consolidated net sales of $18.8 million for the same period last year. The increase in net sales during the third quarter was attributable to increased sales of the Company’s fiber optic cable products.

Optical Cable Corp. – Third Quarter 2012 Earnings Release

OCC’s gross profit increased 35.0% to $8.8 million in the third quarter of fiscal 2012, compared to $6.5 million in the third quarter of fiscal year 2011. Gross profit margin, or gross profit as a percentage of net sales, increased to 39.9% in the third quarter of fiscal 2012 from 34.7% in the third quarter of fiscal year 2011.

OCC recorded net income attributable to the Company of $1.2 million, or $0.18 per basic and diluted share, for the third quarter of fiscal 2012, compared to $118,000, or $0.02 per basic and diluted share, for the third quarter of fiscal 2011.

Fiscal Year-to-Date 2012 Financial Results

OCC’s consolidated net sales increased 14.4% to $61.4 million for the first nine months of fiscal 2012, compared to net sales of $53.7 million for the same period last year. The increase in net sales was attributable to increased sales of the Company’s fiber optic cable products.

Gross profit increased 26.1% to $23.8 million in the first nine months of fiscal 2012, compared to $18.9 million in the first nine months of fiscal 2011. Gross profit margin increased to 38.8% in the first nine months of fiscal 2012 from 35.2% in the first nine months of fiscal 2011.

OCC recorded net income attributable to the Company of $2.3 million, or $0.36 per basic and diluted share, for the first nine months of fiscal year 2012, compared to $430,000, or $0.07 per basic and diluted share, for the same period in fiscal year 2011.

Management’s Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said “We are pleased with OCC’s strong sales and earnings performance, as sales of our fiber optic cable products continue to drive top-line growth. In our third quarter, OCC again demonstrated that our operating leverage allows us to deliver disproportionate earnings growth rates relative to our net sales growth rates as fixed costs are spread over larger sales volumes. In addition, we continue to maintain a strong balance sheet and return capital to shareholders through a regular quarterly dividend.”

Mr. Wilkin added, “OCC has a solid sales order forward load, and we expect our sales strength will continue in our fourth fiscal quarter, despite economic weakness. We will continue to execute our strategy to grow OCC and to deliver enhanced shareholder value, and we look forward to a strong finish to our fiscal year.”

Conference Call Information

As previously announced, OCC will host a conference call today, Monday, September 10, 2012, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (888) 868-9083 or (973) 935-8512. For interested individuals unable to join the call, a replay will be available through September 17, 2012 by dialing (800) 585-8367 or (404) 537-3406, pass code 25486985. The call will also be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Optical Cable Corp. – Third Quarter 2012 Earnings Release

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communications cabling and connectivity solutions primarily for the enterprise market, offering an integrated suite of high quality, warranted products which operate as a system solution or seamlessly integrate with other providers’ offerings. OCC’s product offerings include designs for uses ranging from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining and broadcast applications. OCC products include fiber optic and copper cabling, fiber optic and copper connectors, specialty fiber optic and copper connectors, fiber optic and copper patch cords, pre-terminated fiber optic and copper cable assemblies, racks, cabinets, datacom enclosures, patch panels, face plates, multi-media boxes and other cable and connectivity management accessories, and are designed to meet the most demanding needs of end-users, delivering a high degree of reliability and outstanding performance characteristics.

OCC® is internationally recognized for pioneering the design and production of fiber optic cables for the most demanding military field applications, as well as of fiber optic cables suitable for both indoor and outdoor use, and creating a broad product offering built on the evolution of these fundamental technologies. OCC also is internationally recognized for its role in establishing copper connectivity data communications standards, through its innovative and patented technologies.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in each of Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC primarily manufactures its fiber optic cables at its Roanoke facility which is ISO 9001:2008 registered and MIL-STD-790F certified, its enterprise connectivity products at its Asheville facility which is ISO 9001:2008 registered, and its military and harsh environment connectivity products and systems at its Dallas facility which is ISO 9001:2008 registered and MIL-STD-790F certified.

Optical Cable Corporation, OCC, Superior Modular Products, SMP Data Communications, Applied Optical Systems, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available on the Internet at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial

Optical Cable Corp. – Third Quarter 2012 Earnings Release

condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Third Quarter 2012 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2012	2011	2012	2011

Net sales	$22,004	$18,775	$61,389	$53,672
Cost of goods sold	13,217	12,266	37,591	34,795

Gross profit	8,787	6,509	23,798	18,877

SG&A expenses	6,898	6,228	20,273	18,288
Royalty income, net	(22)	(247)	(310)	(645)
Amortization of intangible assets	34	108	101	323

Income from operations	1,877	420	3,734	911

Interest expense, net	(144)	(146)	(427)	(474)
Other, net	(1)	(22)	(4)	14

Other expense, net	(145)	(168)	(431)	(460)

Income before income taxes	1,732	252	3,303	451

Income tax expense	554	178	1,065	175

Net income	$1,178	$74	$2,238	$276

Net income (loss) attributable to Noncontrolling interest	5	(44)	(77)	(154)

Net income attributable to OCC	$1,173	$118	$2,315	$430

Net income attributable to OCC per share: Basic and diluted	$0.18	$0.02	$0.36	$0.07

Weighted average shares outstanding:
Basic and diluted	6,667	6,391	6,449	6,306

Cash dividends declared per common share	$0.015	$0.01	$0.045	$0.03

—MORE—

Optical Cable Corp. – Third Quarter 2012 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	July 31, 2012	October 31, 2011
Cash	$1,206	$1,092
Trade accounts receivable, net	13,359	10,798
Inventories	19,032	16,497
Other current assets	2,737	3,136

Total current assets	36,334	31,523
Non-current assets	12,674	13,422

Total assets	$49,008	$44,945

Current liabilities	$9,137	$8,197
Non-current liabilities	10,184	9,025

Total liabilities	19,321	17,222
Total shareholders’ equity attributable to OCC	30,250	28,209
Noncontrolling interest	(563)	(486)

Total shareholders’ equity	29,687	27,723

Total liabilities and shareholders’ equity	$49,008	$44,945

###